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                     February 10, 2023

       Frederic Guerard, Pharm.D.
       President and Chief Executive Officer
       Graybug Vision, Inc.
       203 Redwood Shores Parkway, Suite 620
       Redwood City, CA 94065

                                                        Re: Graybug Vision,
Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 14,
2022
                                                            File No. 001-39538

       Dear Frederic Guerard:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Julia Forbess, Esq.